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FOR IMMEDIATE RELEASE - JANUARY 25, 1999


Contact:   Morris Weissman
           American Bank Note Holographics, Inc.
           (212) 593-5700

           Walter Montgomery
           Robinson Lerer & Montgomery
           (212) 484-6721

ELMSFORD, NY -- American Bank Note Holographics, Inc. (NYSE-ABH) announced today that, based upon currently available information, the Company expects that revenues and net income for the year ended December 31, 1998 will be substantially lower than that for the year ended December 31, 1997, and that the Company's interim financial statements for each of the first three quarters of 1998 will require restatement. The Company also currently believes that net income of the Company has been over-stated for each of the years ended December 31, 1997 and December 31, 1996 by approximately 10%. Accordingly, the Company's financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the related Report of Independent Auditors should no longer be relied upon.

The previously announced investigation by the Company's Audit Committee is continuing.

American Bank Note Holographics also announced today that several class-action lawsuits have been commenced on behalf of purchasers of the common stock of the Company during certain stated periods from mid-July 1998 through mid-January 1999. The lawsuits allege violations of the federal securities laws and name as defendants the Company and certain of its officers and directors. The lawsuits seek to recover damages on behalf of all purchasers of the Company's stock during the class periods stated in each complaint. The lawsuits each refer to the Company's January 19, 1999 public announcement that the Company's Audit Committee has commenced the investigation into certain revenue recognition issues. The Company is reviewing the lawsuits and intends to respond to the lawsuits in a timely manner.

American Bank Note Holographics is a world leader in the origination, production, and marketing of mass-produced secure holograms, based on its significant market share. The Company's holograms are used for security applications, such as counterfeiting protection for credit and other transaction cards, identification cards and documents of value, as well as for tamper resistance and authentication of high-value consumer and industrial products.